Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273392

Prospectus Supplement No. 1 Dated August 15, 2023

(To Prospectus Dated July 28, 2023)

113,194,928 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus of SmartKem, Inc. (the “Company”, “we”, “us”, or “our”) dated July 28, 2023 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission:

A.	Our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2023.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 1 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is August 15, 2023.

INDEX TO FILINGS

Annex
The Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2023	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2023

or

☐TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 000-56181

SmartKem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1083654
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Manchester Technology Centre, Hexagon Tower.

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

(Address of Principal Executive Offices)

011-44-161-721-1514

(Registrant’s telephone number)

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒  No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes  ☒  No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes  ☐  No   ☒

As of August 14, 2023, there were 30,387,773 of the registrant’s shares of common stock outstanding.

Item 1. Financial Statements

SMARTKEM, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except number of shares and per share data)

	June 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$13,774	$4,235
Accounts receivable	1	30
Research and development tax credit receivable	355	1,121
Prepaid expenses and other current assets	941	1,056
Total current assets	15,071	6,442
Property, plant and equipment, net	558	602
Right-of-use assets, net	415	475
Other assets, non-current	6	6
Total assets	$16,050	$7,525

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$1,494	$931
Lease liabilities, current	245	206
Income tax payable	—	22
Other current liabilities	13	244
Total current liabilities	1,752	1,403
Lease liabilities, non-current	135	239
Warrant liability	1,834	—
Total liabilities	3,721	1,642

Commitments and contingencies (Note 6)	—	—

Stockholders’ equity:
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, 14,149 and zero shares issued and outstanding, at June 30, 2023 and December 31, 2022, respectively	—	—
Common stock, par value $0.0001 per share, 300,000,000 shares authorized, 27,087,773 and 26,984,996 shares issued and outstanding, at June 30, 2023 and December 31, 2022, respectively	3	3
Additional paid-in capital	104,424	92,930
Accumulated other comprehensive loss	(1,456)	(483)
Accumulated deficit	(90,642)	(86,567)
Total stockholders' equity	12,329	5,883
Total liabilities and stockholders’ equity	$16,050	$7,525

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except number of shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$8	$4	$24	$34
Cost of revenue	6	2	22	25
Gross profit	2	2	2	9

Other operating income	169	294	438	578

Operating expenses
Research and development	1,257	1,344	2,536	2,802
Selling, general and administrative	1,324	1,370	2,757	2,611
Loss/(gain) on foreign currency transactions	(43)	—	68	—
Total operating expenses	2,538	2,714	5,361	5,413

Loss from operations	(2,367)	(2,418)	(4,921)	(4,826)

Non-operating income/(expense)
Gain/(loss) on foreign currency transactions	533	(1,284)	1,035	(1,638)
Transaction costs allocable to warrants	(198)	—	(198)	—
Change in fair value of the warrant liability	3	—	3	—
Interest income	2	1	6	1
Total non-operating income/(expense)	340	(1,283)	846	(1,637)

Loss before income taxes	(2,027)	(3,701)	(4,075)	(6,463)
Income tax expense	—	—	—	—
Net loss	$(2,027)	$(3,701)	$(4,075)	$(6,463)

Net loss	$(2,027)	$(3,701)	$(4,075)	$(6,463)
Other comprehensive loss:
Foreign currency translation	(517)	722	(973)	878
Total comprehensive loss	$(2,544)	$(2,979)	$(5,048)	$(5,585)

Basic and diluted net loss per common share	$(0.05)	$(0.13)	$(0.12)	$(0.23)

Basic and diluted weighted average shares outstanding	38,916,386	28,751,365	34,108,976	28,595,550

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

(in thousands, except share data)

						Accumulated
	Preferred Stock		Common stock		Additional	other		Total
	$0.0001 par value		$0.0001 par value		paid-in	comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	capital	income	deficit	equity
Balance at January 1, 2023	—	$—	26,984,996	$3	$92,930	$(483)	$(86,567)	$5,883
Stock-based compensation expense	—	—	—	—	293	—	—	293
Issuance of common stock to vendor	—	—	102,777	—	55	—	—	55
Foreign currency translation adjustment	—	—	—	—	—	(456)	—	(456)
Net loss	—	—	—	—	—	—	(2,048)	(2,048)
Balance at March 31, 2023	—	—	27,087,773	3	93,278	(939)	(88,615)	3,727
Stock-based compensation expense	—	—	—	—	119	—	—	119
Issuance of preferred stock, net of issuance costs	14,149	—	—	—	11,027	—	—	11,027
Foreign currency translation adjustment	—	—	—	—	—	(517)	—	(517)
Net loss	—	—	—	—	—	—	(2,027)	(2,027)
Balance at June 30, 2023	14,149	$—	27,087,773	$3	$104,424	$(1,456)	$(90,642)	$12,329

	Preferred Stock		Common stock		Additional	other		Total
	$0.0001 par value		$0.0001 par value		paid-in	comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	capital	income	deficit	equity
Balance at January 1, 2022	—	$—	25,554,309	$3	$89,954	$(1,363)	$(75,072)	$13,522
Stock-based compensation expense	—	—	—	—	98	—	—	98
Issuance of common stock to vendor	—	—	12,500	—	43	—	—	43
Issuance of common stock in private placement	—	—	1,000,000	—	2,000	—	—	2,000
Issuance costs related to common stock in private placement	—	—	—	—	(160)	—	—	(160)
Foreign currency translation adjustment	—	—	—	—	—	156	—	156
Net loss	—	—	—	—	—	—	(2,762)	(2,762)
Balance at March 31, 2022	—	—	26,566,809	3	91,935	(1,207)	(77,834)	12,897
Stock-based compensation expense	—	—	—	—	97	—	—	97
Issuance of common stock to vendor	—	—	382,473	—	590	—	—	590
Issuance costs related to preferred stock in private placement	—	—	—	—	(10)	—	—	(10)
Foreign currency translation adjustment	—	—	—	—	—	722	—	722
Net loss	—	—	—	—	—	—	(3,701)	(3,701)
Balance at June 30, 2022	—	$—	26,949,282	$3	$92,612	$(485)	$(81,535)	$10,595

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

]

SMARTKEM, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flow from operating activities:
Net loss	$(4,075)	$(6,463)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	81	105
Stock-based compensation expense	412	195
Issuance of common stock to vendor	55	633
Right-of-use asset amortization	134	131
Gain/(loss) on foreign currency transactions	(962)	1,638
Transaction costs allocable to warrant liability	198	—
Change in fair value of the warrant liability	(3)	—
Change in operating assets and liabilities:
Accounts receivable	30	(6)
Research and development tax credit receivable	804	(578)
Prepaid expenses and other current assets	(64)	(1,057)
Accounts payable and accrued expenses	718	(134)
Lease liabilities	(137)	(115)
Income tax payable	(23)	—
Other current liabilities	(238)	—
Net cash used in operating activities	(3,070)	(5,651)

Cash flows from investing activities:
Purchases of property, plant and equipment	(6)	(58)
Net cash used by investing activities	(6)	(58)

Cash flow from financing activities:
Proceeds from the issuance of preferred stock in private placement	12,386	2,000
Proceeds from the issuance of warrants in private placement	1,763	—
Payment of issuance costs	(1,483)	(170)
Net cash provided by financing activities	12,666	1,830

Effect of exchange rate changes on cash	(51)	(590)

Net change in cash	9,539	(4,469)

Cash, beginning of period	4,235	12,226
Cash, end of period	$13,774	$7,757

Supplemental disclosure of cash and non-cash investing and financing activities
Initial classification of fair value of warrants	$1,837	$—
Right-of-use asset and lease liability additions	$50	$539

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

1.	ORGANIZATION, BUSINESS, LIQUIDITY AND BASIS OF PRESENTATION

Organization

SmartKem, formerly known as Parasol Investments Corporation (“Parasol”), was formed on May 13, 2020, and is the successor of SmartKem Limited, which was formed under the Laws of England and Wales. The Company was founded as a “shell” company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with no specific business plan or purpose until it began operating the business of SmartKem Limited following the closing of the transactions contemplated by the Securities Exchange Agreement (“the Exchange Agreement”), dated February 21, 2021, with SmartKem Limited. Pursuant to the Exchange Agreement all of the equity interests in SmartKem Limited, except certain deferred shares which had no economic or voting rights and which were purchased by Parasol for an aggregate purchase price of $1.40, were exchanged for shares of Parasol common stock and SmartKem Limited became a wholly owned subsidiary of Parasol (the “Exchange”).

Business

The Company is seeking to reshape the world of electronics with its disruptive organic thin-film transistors (OTFTs) that have the potential to drive the next generation of displays. SmartKem’s patented TRUFLEX® semiconductor and dielectric inks, or liquid electronic polymers, are used to make a new type of transistor that could potentially revolutionize the display industry. SmartKem’s inks enable low temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost displays that outperform existing models. The company’s electronic polymer platform can be used in a number of display technologies including microLED, miniLED and AMOLED displays for next generation televisions, laptops, augmented reality (AR) and virtual reality (VR) headsets, smartwatches and smartphones. SmartKem develops its materials at its research and development facility in Manchester, UK, its semiconductor manufacturing processes at the Centre for Process Innovation (CPI) at Sedgefield, UK and retains a field application office in Taiwan. The Company has an extensive IP portfolio including 125 granted patents across 19 patent families and 40 codified trade secrets.

Risk and Uncertainties

The Company’s activities are subject to significant risks and uncertainties including the risk of failure to secure additional funding to properly execute the Company’s business plan. The Company is subject to risks that are common to companies in the growth stage, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, reliance on third party manufacturers, protection of proprietary technology and compliance with regulatory requirements.

The Company has access under a framework agreement to equipment which is used in the manufacturing of demonstrator products employing the Company’s inks. If the Company lost access to this fabrication facility, it would materially and adversely affect the Company’s ability to manufacture prototypes and demonstrate products for potential customers. The loss of this access could significantly impede the Company’s ability to engage in product development and process improvement activities. Alternative providers of similar services exist but would take effort and time to bring into the Company’s operations.

Liquidity

The accompanying unaudited interim condensed consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business.

We have incurred continuing losses including net losses of $4.1 million for the six months ended June 30, 2023. The Company’s cash as of June 30, 2023 was $13.8 million. We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, further development of our technology and products and expenses related to the commercialization of our products.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

In June 2023 the Company raised $14.0 million through two closings of a private placement of Preferred Stock and Warrants. Net proceeds after related expenses were $12.7 million, alleviating substantial doubt about the Company's ability to continue as a going concern. As a result, the Company’s cash balance at June 30, 2023 was $13.8 million. The Company used approximately $3.1 million of cash in its operating activities for the six months ended June 30, 2023.

Management believes that the Company’s existing cash as of June 30, 2023 will be sufficient to fund the operations of the Company for the twelve months from the issuance of this financial statement, and that the Company may require additional capital funding to continue its operations and research and development activity thereafter.

Basis of Presentation

The unaudited interim condensed consolidated financial statements of SmartKem, Inc. (“SmartKem” or the “Company”) as of June 30, 2023 and December 31, 2022 and for the three and six months ended June 30, 2023 and 2022 should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2023 and may also be found on the Company’s website (www.smartkem.com). In these notes to the interim condensed consolidated financial statements the terms “us,” “we” or “our” refer to SmartKem and its consolidated subsidiaries.

These interim condensed consolidated financial statements are unaudited and were prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting and with the SEC’s instructions to Form 10-Q and Article 10 of Regulation S-X. They include the accounts of all wholly owned subsidiaries and all significant inter-company accounts and transactions have been eliminated in consolidation. Amounts are presented in thousands, except number of shares and per share data.

The preparation of interim condensed consolidated financial statements requires management to make assumptions and estimates that impact the amounts reported. These interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company’s results of operations, financial position and cash flows for the interim periods ended June 30, 2023 and 2022; however, certain information and footnote disclosures normally included in our audited consolidated financial statements included in our Annual Report have been condensed or omitted as permitted by GAAP. It is important to note that the Company’s results of operations and cash flows for interim periods are not necessarily indicative of the results of operations and cash flows to be expected for a full fiscal year or any interim period.

2. SUMMARY OF SIGNIIFICANT ACCOUNTING POLICIES

Other than the policies listed below, there have been no material changes to our significant accounting policies as set forth in Note 3 Summary of Significant Accounting Policies to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Management’s Use of Estimates

The preparation of consolidated financial statements in conformity with accounting standards generally accepted in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s consolidated financial statements relates to the valuation of common share, fair value of share options and fair value of warrant liabilities. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

apparent from other sources. Due to the uncertainty of factors surrounding the estimates or judgments used in the preparation of the consolidated financial statements, actual results may materially vary from these estimates.

Warrant Liability

The Company assessed its warrants in accordance with the guidance contained in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 480, Distinguishing Liabilities from Equity and 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which warrants that do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company will classify those warrants as liabilities at their fair value and adjusts the warrants to fair value in respect of each reporting period. This liability is subject to re-measurement at each balance sheet date and any change in fair value is recognized in the statements of operations.

Issuance Costs

The Company assessed the issuance cost in connection with the issuance of an equity offering. ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, Expenses of Offering, states that specific incremental costs directly attributable to a proposed or actual offering of equity securities may properly be deferred and charged against the gross proceeds of the offering. Analogizing to that guidance, specific incremental costs directly attributable to the issuance of an equity contract to be classified in equity should generally be recorded as a reduction in equity. However, issuance costs for equity contracts that are classified as a liability should be expensed immediately. The issuance costs are allocated to the equity and liability components of the underlying transaction on a basis of the allocated fair value of the gross proceeds in the overall transactions. The total issuance costs were $1.6 million, with $0.2 million charged directly to the statement of operations.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new forward-looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted, for U.S. Securities Exchange filers. However, the standard was not applicable until January 1, 2023, because the company has elected to apply the extended transition period available for emerging growth companies. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies, which is effective prospectively for annual and interim periods beginning after December 15, 2022. The adoption of this guidance did not have a material impact in the interim condensed consolidated financial statements of the Company.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted the ASU on January 1, 2023. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company has determined that the impact this ASU did not have material effect on its consolidated financial statements.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

3.    PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	June 30,	December 31,
(in thousands)	2023	2022
Prepaid service charges and property taxes	$99	$55
Prepaid utilities	78	51
Prepaid insurance	461	358
Prepaid administrative expenses	77	35
Prepaid consulting fees	32	304
Research grant receivable	35	—
Prepaid technical fees	15	22
VAT receivable	104	195
Other receivable and other prepaid expenses	40	36
Total prepaid expenses and other current assets	$941	$1,056

4.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	June 30,	December 31,
(in thousands)	2023	2022
Plant and equipment	$1,568	$1,478
Furniture and fixtures	231	218
Computer hardware and software	24	24
	1,823	1,720
Less: Accumulated depreciation	(1,265)	(1,118)
Property, plant and equipment, net	$558	$602

Depreciation expense was $0.1 million and $0.1 million for the three months ended June 30, 2023 and 2022, respectively, and $0.1 million is classified as research and development expense.

5.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	June 30,	December 31,
(in thousands)	2023	2022
Accounts payable	$680	$230
Accrued expenses – lab refurbishments	123	117
Accrued expenses – technical fees	76	130
Accrued expenses – variable rent & utilities	2	15
Accrued expenses – audit & accounting fees	143	128
Accrued expenses – legal & other professional services	126	—
Accrued expenses – other	5	80
Credit card liabilities	17	20
Payroll liabilities	322	211
Total accounts payable and accrued expenses	$1,494	$931

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

6.    LEASES

The Company has operating leases consisting of office space, lab space and equipment with remaining lease terms of 1 to 3 years, subject to certain renewal options as applicable.

The Company is not the lessor in any lease agreement, and no related party transactions for lease arrangements have occurred.

The table below presents certain information related to the lease costs for the Company’s operating leases for the periods ended:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Operating lease cost	$75	$68	$139	$131
Short-term lease cost	3	2	7	4
Variable lease cost	20	41	65	95
Total lease cost	$98	$111	$211	$230

The total lease cost is included in the unaudited condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Research and development	$95	$105	$199	$218
Selling, general and administrative	3	6	12	12
Total lease cost	$98	$111	$211	$230

Right of use lease assets and lease liabilities for our operating leases were recorded in the unaudited condensed consolidated balance sheet as follows:

	June 30,	December 31,
(in thousands)	2023	2022
Assets
Right-of-use assets, net	$415	$475
Total lease assets	$415	$475

Liabilities
Current liabilities:
Lease liability, current	$245	$206
Noncurrent liabilities:
Lease liability, non-current	135	239
Total lease liabilities	$380	$445

The Company had no right of use lease assets and lease liabilities for financing leases as of June 30, 2023 and December 31, 2022.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

The table below presents certain information related to the cash flows for the Company’s operating leases for the periods ended:

	June 30,
(in thousands)	2023	2022
Operating cash outflows from operating leases	$137	$115
Supplemental non-cash amounts of operating lease liabilities arising from obtaining right of use assets	50	539

The table below presents certain information related to the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases as of the period ended:

June 30,
2023
Weighted average remaining lease term (in years) – operating leases	1.80
Weighted average discount rate – operating leases	8.03%

Remaining maturities of the Company’s operating leases, excluding short-term leases, are as follows:

June 30,
(in thousands)	2023
2023	$151
2024	237
2025	19
Total undiscounted lease payments	407
Less imputed interest	(27)
Total net lease liabilities	$380

7.    COMMITMENTS AND CONTINGENCIES

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the interim condensed consolidated financial statements.

8.    STOCKHOLDERS’ EQUITY

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

Series A-1 Preferred Stock

On June 14, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations with the Secretary of State of the State of Delaware designating 18,000 shares out of the authorized but unissued shares of its preferred stock as Series A-1 Preferred Stock with a stated value of $1,000 per share (the “Series A-1 Certificate of Designation”). The following is a summary of the principal terms of the Series A-1 Preferred Stock as set forth in the Series A-1 Certificate of Designation:

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

Dividends

The holders of Series A-1 Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid. In addition, in the event that on the 18th month anniversary of the Closing Date, the trailing 30-day VWAP (as defined in the Series A-1 Certificate of Designation) is less than the then-effective Series A-1 Conversion Price, the Series A-1 Preferred Stock will begin accruing dividends at the annual rate of 19.99% of the stated value thereof (the “Series A-1 Dividend”). The Series A-1 Dividend would be paid in cash, or, at the option of the Company if certain equity conditions are met, in shares of Common Stock at a price per share equal to ninety percent (90%) of the trailing 10-day VWAP for the last 10 trading date prior to the date the Series A-1 Dividend is paid.

Voting Rights

The shares of Series A-1 Preferred Stock have no voting rights, except (a) the right to vote, with the holders of Common Stock, as a single class, on any resolution presented to stockholders for the purpose of obtaining approval of a proposed amendment to the Charter to effect a reverse split of the outstanding shares of the Common Stock at a ratio to be determined, with each share of Series A-1 Preferred Stock entitled to vote on an as-converted basis and (b) to the extent required by the Delaware General Corporation Law (the “DGCL”).

As long as any shares of Series A-1 Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series A-1 Preferred Stock which must include AIGH Investment Partners LP and its affiliates (“AIGH”) for so long as AIGH is holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement (a) alter or change the powers, preferences or rights given to the Series A-1 Preferred Stock, (b) alter or amend the Charter, the Series A-1 Certificate of Designation, the Series A-2 Certificate of Designation (as defined below) or the bylaws of the Company (the “Bylaws”) in such a manner so as to materially adversely affect any rights given to the Series A-1 Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined below) senior to, or otherwise pari passu with, the Series A-1 Preferred Stock, other than the Series A-2 Preferred Stock, (d) increase the number of authorized shares of Series A-1 Preferred Stock, (e) issue any Series A-1 Preferred Stock except pursuant to the Purchase Agreement, or (f) enter into any agreement to do any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series A-1 Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Common Stock or any other series of preferred stock (other than the Series A-2 Preferred Stock).

Conversion

The Series A-1 Preferred Stock is convertible into Common Stock at any time at a conversion price of $0.25, subject to adjustment for certain anti-dilution provisions set forth in the Series A-1 Certificate of Designation (the “Series A-1 Conversion Price”). Upon conversion the shares of Series A-1 Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

Conversion at the Option of the Holder

The Series A-1 Preferred Stock is convertible at the then-effective Series A-1 Conversion Price at the option of the holder at any time and from time to time.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

Mandatory Conversion at the Option of the Company

So long as certain equity conditions are satisfied, the Company may give notice requiring the holders to convert all of the outstanding shares of Series A-1 Preferred Stock into shares of Common Stock at the then-effective Series A-1 Conversion Price.

Beneficial Ownership Limitation

The Series A-1 Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series A-1 Preferred Stock will, as holders of Series A-1 Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any of our other securities.

Redemption

The shares of Series A-1 Preferred Stock are not redeemable by the Company.

Negative Covenants

As long as any Series A-1 Preferred Stock is outstanding, unless the holders of more than 50% in stated value of the then outstanding shares of Series A-1 Preferred Stock shall have otherwise given prior written consent (which must include AIGH for so long as AIGH is holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement), the Company cannot, subject to certain exceptions, (a) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness, (b) enter into, create, incur, assume or suffer to exist any liens, (c) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock equivalents or junior securities, (d) enter into any transaction with any affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company, (e) declare or pay a dividend on junior securities or (f) enter into any agreement with respect to any of the foregoing.

Trading Market

There is no established trading market for any of the Series A-1 Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series A-1 Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-1 Preferred Stock will be limited.

Series A-2 Preferred Stock

On June 14, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations with the Secretary of State of the State of Delaware designating 18,000 shares out of the authorized but unissued shares of its preferred stock as Series A-2 Preferred Stock with a stated value of $1,000 per share (the “Series A-2 Certificate of Designation”). The following is a summary of the principal terms of the Series A-2 Preferred Stock as set forth in the Series A-2 Certificate of Designation:

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

Dividends

The holders of Series A-2 Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid.

Voting Rights

The shares of Series A-2 Preferred Stock have no voting rights, except to the extent required by the DGCL.

As long as any shares of Series A-2 Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series A-2 Preferred Stock (a) alter or change the powers, preferences or rights of the Series A-2 Preferred Stock, (b) alter or amend the Charter, the Series A-2 Certificate of Designation or the Bylaws in such a manner so as to materially adversely affect any rights given to the Series A-2 Preferred Stock, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series A-2 Preferred Stock or (d) enter into any agreement to do any of the foregoing.

Liquidation

 Upon a Liquidation, the then holders of the Series A-2 Preferred Stock are entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the stated value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon, prior and in preference to the Common Stock or any other series of preferred stock (other than the Series A-1 Preferred Stock).

Conversion

The Series A-2 Preferred Stock is convertible into Common Stock at any time at a conversion price of $0.25, subject to adjustment for certain anti-dilution provisions set forth in the Series A-2 Certificate of Designation (the “Series A-2 Conversion Price”). Upon conversion the shares of Series A-2 Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

Conversion at the Option of the Holder

The Series A-2 Preferred Stock is convertible at the then-effective Series A-2 Conversion Price at the option of the holder at any time and from time to time.

Automatic Conversion

On the trading day immediately preceding the date on which shares of Common Stock commence trading on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange all, but not less than all, of the outstanding shares of Series A-2 Preferred Stock shall automatically convert, without any action on the part of the holder thereof and without payment of any additional consideration, into that number of shares of Common Stock determined by dividing the stated of such share of Series A-2 Preferred Stock by the then applicable Series A-2 Conversion Price.

Beneficial Ownership Limitation

The Series A-2 Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

Preemptive Rights

No holders of Series A-2 Preferred Stock will, as holders of Series A-2 Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any of our other securities.

Redemption

The shares of Series A-2 Preferred Stock are not redeemable by the Company.

Trading Market

There is no established trading market for any of the Series A-2 Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series A-2 Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-2 Preferred Stock will be limited.

Series A-1 and A-2 Preferred Stock and Class A and Class B Warrant Issuances

On June 14, 2023, the Company and certain investors entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which the Company sold an aggregate of (i) 9,229 shares of Series A-1 Convertible Preferred Stock at a price of $1,000 per share (the “Series A-1 Preferred Stock”), (ii) 2,950 shares of the Company’s Series A-2 Convertible Preferred Stock at a price of $1,000 per share (“Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Preferred Stock”), (iii) Class A Warrants to purchase up to an aggregate of 48,716,000 shares of common stock (the “Class A Warrant”), and (iv) Class B Warrants to purchase up to an aggregate of 27,943,860 shares of common stock (the “Class B Warrant” and together with the Class A Warrant, the “Warrants”) for aggregate gross proceeds of $12.2 million (the “June 2023 PIPE”). In addition, 1,200,000 Class B Warrants were issued in lieu of cash payments for consulting services related to the offering. The fair value of the service provided was $59 thousand.

On June 22, 2023, in a second closing of the June 2023 PIPE, the Company sold an aggregate of (i) 1,870.36596 Series A-1 Preferred Stock, (ii) 100 shares of Series A-2 Preferred Stock, and (iii) Class A Warrants to purchase up to an aggregate of 7,881,464 shares of Common Stock pursuant to the Purchase Agreement for aggregate gross proceeds of $2.0 million. In addition, 300,000 Class B Warrants were issued in lieu of cash payments for consulting services related to the offering. The fair value of the service provided was $15 thousand.

Each Class A Warrant has an exercise price of $0.25 and each Class B Warrant has an exercise price of $0.01, both subject to adjustments in accordance with the terms of the Warrants. The Warrants expire five years from the issuance date.

There were an additional 4,464,118 warrants issues related to a placement agent fee. The fair value of this fee is $31 thousand.

The Company has accounted for the Class A and Class B Warrants as derivative instruments in accordance with ASC 815, Derivatives and Hedging. The Company classified the Warrants as a liability because they cannot be considered indexed to the Company’s stock due to provisions that, in certain circumstances, adjust the number of shares to be issued if the exercise price is adjusted and the existence of a pre-specified volatility input to the Black-Scholes calculation which could be used to calculate consideration in the event of a Fundamental Transaction, as defined in the agreements.

The Company received net proceeds after expenses of $12.7 million. Of the net proceeds, the Company allocated an estimated fair value of $1.8 million to the Warrants. The Company also expensed $0.2 million of issuance costs that were allocated to the warranty liability during the three and six months ended June 30, 2023.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

The terms of the June 2023 PIPE include a number of restrictions on our operations and on our ability to raise additional capital. The Purchase Agreement, among other things, provides that, for a period ending on June 14, 2024, we may not use cash from operating activities (as defined under U.S. generally accepted accounting principles) of more than an average of $2.8 million for any consecutive three-month period (subject to certain exceptions). This provision may cause us to delay certain actions that may benefit our business and may prevent us from pursuing potentially favorable business opportunities, even if a majority of our board of directors believes such actions or opportunities are in the best interest of our company and our stockholders.

Under the terms of the Purchase Agreement, for a period ending on December 15, 2025, in the event that we issue common stock or common stock equivalents in a subsequent financing (as defined in the Purchase Agreement), the significant purchasers (defined in the Purchase Agreement as a purchaser acquiring at least 1,000 shares of Series A-1 Preferred Stock) will have the right to purchase up to 40% of the securities sold in the subsequent financing. This provision may make it more difficult for us to raise additional capital because other investors may want to provide all or a larger portion of the capital provided in the subsequent financing or may be unwilling to co-invest with one or more of the significant purchasers or may be unwilling to commit to provide financing without knowing how much of the subsequent financing will be provided by the significant purchasers.

In addition, during such period, we may not issue common stock or common stock equivalents in a subsequent financing with an effective price per share of common stock that is or may become lower than the then-effective conversion price of the Series A-1 Preferred Stock without the consent of the significant purchasers, which must include AIGH Investment Partners LP and its affiliates for so long as they are holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement. This provision may prevent us from obtaining additional capital on market terms even if a majority of our board of directors believes that the terms of the subsequent financing are in the best interests of our company and our stockholders. This provision may also have the effect of increasing the cost of obtaining additional capital either because the significant purchasers refuse to consent to any such subsequent financing unless provided by them on terms approved by them or because we are required to provide additional consideration to such significant purchasers in exchange for their consent.

In the event that we issue common stock or common stock equivalents in a subsequent financing prior to the time our common stock is listed on a national securities exchange, the Purchase Agreement provides that if a significant purchaser reasonably believes that any of the terms and conditions of the subsequent financing are more favorable to an investor in the subsequent financing than the terms of the June 2023 PIPE, such significant purchaser has the right to require us to amend the terms of the June 2023 PIPE to include such more favorable term for such significant purchaser. This provision may make it more expensive to obtain additional capital prior to an uplisting because it permits any significant purchaser to “cherry pick” the terms of the subsequent financing and to require any term deemed to be more favorable to be included retroactively in the terms of the June 2023 PIPE. This provision also potentially creates uncertainty around the terms of a subsequent financing because the significant purchasers have the right to review terms of a completed subsequent financing before deciding which, if any, of the terms thereof they find more favorable to them.

The Purchase Agreement provides that, until June 14, 2025, a significant purchaser may participate in a subsequent transaction by exchanging some or all of its Series A-1 Preferred Stock having a stated value equal to its subscription amount in the subsequent financing. This provision may adversely affect the amount of capital we raise in a subsequent financing, as it permits a significant purchaser to roll its existing investment into the new financing rather than being required to invest cash. This provision also has the potential to make it more difficult for us to raise additional capital as other investors may want to provide all or a larger portion of the capital provided in the subsequent financing or may require us to raise a minimum amount of new capital or may be unwilling to commit to provide financing without knowing how much of the subsequent financing will be provided by the significant purchasers in cash.

If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate commercialization, our research and product development, or grant rights to develop and market our products that we would otherwise prefer to develop and market ourselves and may have a material adverse effect on our business, financial condition and results of operations.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s amended and restated certificate of incorporation and the Company’s amended and restated bylaws do not provide for cumulative voting rights. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at all meetings of the stockholders.

Dividends

The Company has never paid any cash dividends to stockholders and do not anticipate paying any cash dividends to stockholders in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Market Information

Quotations on our common stock on the OTC Market Group’s OTCQB® Market quotation system (“OTCQB”) commenced under the ticker symbol “SMTK” in February 2022. There was no trading of our common stock on the OTCQB or any other over-the-counter market prior to February 2022.

Common Stock Issued to Vendors for Services

On January 6, 2023, the Company issued 50,000 shares of common stock, as payment for investor relations and other financial consulting services.

On February 27, 2023, the Company issued 52,777 shares of common stock as payment for investor relations services.

Common Stock Warrants

A summary of the Company’s warrants to purchase common stock activity is as follows:

				Weighted-
				Average
			Weighted-	Remaining
			Average	Contractual
	Number of	Exercise Price	Exercise	Term
	Shares	per Share	Price	(Years)
Warrants outstanding at January 1, 2023	985,533	$2.00	$2.00	3.15
Issued	90,505,442		0.17
Exercised	—
Expired	—
Warrants outstanding at June 30, 2023	91,490,975	$0.01 - $2.00	$0.19	4.94

A summary of the Company’s pre-funded warrants to purchase common stock activity is as follows:

Weighted-
Average
	Number of	Exercise
	Shares	Price
Pre-funded warrants outstanding at January 1, 2023	2,168,000	$0.01
Issued	—
Exercised	—
Expired	—
Pre-funded warrants outstanding at June 30, 2023	2,168,000	$0.01

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

For any grant dates prior to February 2022, the fair value of common stock warrants is determined using the Black Scholes option-pricing model. There was no public trading market for our shares before February 2022 and the Company estimates its expected stock volatility based on historical volatility of publicly traded peer companies.

9. SHARE-BASED COMPENSATION:

On February 23, 2021, the Company approved the 2021 Equity Incentive Plan (“2021 Plan”), in which a maximum aggregate number of shares of common stock that may be issued under the 2021 Plan is 4,376,571 shares. Subject to the adjustment provisions of the 2021 Plan, the number of shares of the Company’s common stock available for issuance under the 2021 Plan will also include an annual increase on the first day of each fiscal year beginning with 2022 fiscal year and ending on the Company’s 2031 fiscal year in an amount equal to the least of: 1) 2,275,000 shares of the Company’s common stock; 2) four percent (4%) of the outstanding shares of the Company’s common stock on the last day of the immediately preceding fiscal year; or 3) such number of shares of the Company’s common stock as the administrator may determine.

Determining the appropriate fair value of share-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for share options, the expected life of the option, and expected share price volatility. The Company uses the Black-Scholes option pricing model to value its share option awards. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, the share-based compensation expense could be materially different for future awards.

There were no options granted under the 2021 Plan for the three and six months ended June 30, 2023 and 2022.

Prior to February 2022, in the absence of a public trading market for the common stock, on each grant date, the Company developed an estimate of the fair value of the shares of common stock underlying the option grants. The Company estimated the fair value of the shares of common stock by referencing arms-length transactions inclusive of the shares of common stock underlying which occurred on or near the valuation date(s). The Company determined the fair value of the common stock using methodologies, approaches and assumptions consistent with the AICPA Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation and based in part on input from an independent third-party valuation firm. From February 2022, the Company’s common stock is publicly traded, and the Company no longer has to estimate the fair value of the shares of common stock, rather the value is determined based on quoted market prices.

The Company estimates its expected volatility by using a combination of historical share price volatilities of similar companies within our industry. The risk-free interest rate assumption is based on observed interest rates for the appropriate term of the Company’s options on a grant date. The contractual term is 10 years, and the expected option term is lower.

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

The following table reflects share activity under the share option plans for the six months ended June 30, 2023:

			Weighted-
			Average
		Weighted-	Remaining	Weighted-	Aggregate
		Average	Contractual	Average	Intrinsic
	Number of	Exercise	Term	Fair Value at	Value
	Shares	Price	(Years)	Grant Date	(in thousands)
Options outstanding at January 1, 2023	2,829,756	$1.81	8.77	$0.98273
Exercised	—	—
Cancelled/Forfeited	—	—
Expired	(83,836)	(1.37)
Granted	—	—
Options outstanding at June 30, 2023	2,745,920	$1.82	7.50	$0.97410
Options exercisable at June 30, 2023	1,294,692	$1.62	6.10		$63

Stock-based compensation is included in the unaudited interim condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Research and development	$49	$38	$119	$78
Selling, general and administration	70	59	293	117
Total	$119	$97	$412	$195

Total compensation cost related to non-vested stock option awards not yet recognized as of June 30, 2023 was $1.1 million and will be recognized on a straight-line basis through the end of the vesting periods in July 2026. The amount of future stock option compensation expense could be affected by any future option grants or by any forfeitures.

10. NET LOSS PER COMMON SHARE:

Basic net loss per share is determined by dividing net loss by the weighted average shares of common stock outstanding during the period, without consideration of potentially dilutive securities, except for those shares that are issuable for little or no cash consideration. Diluted net loss per share is determined by dividing net loss by diluted weighted average shares outstanding. Diluted weighted average shares reflects the dilutive effect, if any, of potentially dilutive common shares, such as stock options and warrants calculated using the treasury stock method. In periods with reported net operating losses, all common stock options and warrants are generally deemed anti-dilutive such that basic net loss per share and diluted net loss per share are equal.

The following potentially dilutive securities were excluded from the computation of earnings per share as of June 30, 2023 and 2022 because their effects would be anti-dilutive:

	June 30,
	2023	2022
Common stock warrants	62,047,115	985,533
Assumed conversion of preferred stock	56,597,464	—
Stock options	2,745,920	1,937,382
Total	121,390,499	2,922,915

At June 30, 2023, the Company had 2,168,000 pre-funded warrants outstanding. The following table provides a reconciliation of the weighted average shares outstanding calculation for the three and six months ended June 30, 2023 and 2022:

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Weighted average shares issued	27,087,773	26,583,365	27,083,982	26,427,550
Weighted average pre-funded warrants	2,168,000	2,168,000	2,168,000	2,168,000
Weighted average penny warrants	9,660,613	-	4,856,993	-
Weighted average shares outstanding	38,916,386	28,751,365	34,108,976	28,595,550

11.  DEFINED CONTRIBUTION PENSION:

The Company operates a defined contribution pension scheme for its UK employees. The assets of the scheme are held separately from those of the Company in an independently administered fund. The pension cost charge represents contributions payable by the Company to the fund. Pension cost is included in the unaudited interim condensed consolidated statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Research and development	$22	$26	$44	$53
Selling, general and administration	15	13	33	27
Total	$37	$39	$77	$80

12. FAIR VALUE MEASUREMENTS

The table below presents activity within Level 3 of the fair value hierarchy, our liabilities carried at fair value for the quarter ended June 30, 2023:

(in thousands)	Warrant Liability
Balance at January 1,2023	$—
Fair value of warrant issued in Private Placement Offering	1,837
Total change in the liability included in earnings	(3)
Balance at June 30, 2023	$1,834

As disclosed in Note 7 of the Company’s consolidated financial statements, the Company allocated part of the proceeds of private placement of the Company’s preferred A-1 and A-2 shares to warrant liability issued in connection with the transaction. The valuations of the warrants were determined using option pricing models. These models use inputs such as the underlying price of the shares issued at the measurement date, expected volatility, risk free interest rate and expected life of the instrument. Since our common stock was not publicly traded until February 2022 there has been insufficient volatility data available. Accordingly, we have used an expected volatility based on historical common stock volatility of our peers. The Company has accounted for them as derivative instruments in accordance with ASC 815, adjusting the fair value at the end of each reporting period.

The fair value of the preferred and common warrants at June 30, June 22 and June 14, 2023 was determined by using option pricing models assuming the following:

	June 30,	June 22	June 14
	2023	2023	2023
Expected term (years)	4.96	5.00	5.00
Risk-free interest rate	4.05%	3.95%	3.98%
Expected volatility	50.0%	50.0%	50.0%
Expected dividend yield	0.0%	0.0%	0.0%
Underlying stock price	$0.06	$0.06	$0.06

SMARTKEM, INC.

Notes to Condensed Consolidated Financial Statements

Additionally, the Company has determined that the warrant liability should be classified within Level 3 of the fair-value hierarchy by evaluating each input for the option pricing models against the fair-value hierarchy criteria and using the lowest level of input as the basis for the fair-value classification as called for in ASC 820. There are six inputs: closing price of SmartKem stock on the day of evaluation; the exercise price of the warrants; the remaining term of the warrants; the volatility of the Company’s stock over that term; annual rate of dividends; and the risk-free rate of return. Of those inputs, the exercise price of the warrants and the remaining term are readily observable in the warrant agreements. The annual rate of dividends is based on the Company’s historical practice of not granting dividends. The closing price of SmartKem stock would fall under Level 1 of the fair-value hierarchy as it is a quoted price in an active market (ASC 820-10). The risk-free rate of return is a Level 2 input as defined in ASC 820-10, while the historical volatility is a Level 3 input as defined in ASC 820. Since the lowest level input is a Level 3, the Company determined the warrant liability is most appropriately classified within Level 3 of the fair value hierarchy.

The following tables present information about the Company’s financial assets and liabilities that have been measured at fair value as of June 30, 2023 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value. In general, the fair values were determined using Level 3:

	Quoted Prices in	Significant Other	Significant
	Active Markets	Observable Inputs	Unobservable Inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2023
Description
Liabilities:
Warrant liability	$—	$—	$1,834	$1,834
Total liabilities	$—	$—	$1,834	$1,834

13. SUBSEQUENT EVENTS:

Warrant Exercises

Subsequent to June 30, 2023, warrants to purchase 2,500,000 shares of the Company’s common stock with an exercise price of $0.01 per share were exercised for proceeds of $25,000.

Preferred Stock Conversions

Subsequent to June 30, 2023, the Company issued 800,000 shares of the Company’s common stock upon the conversion of 200 Series A-2 Preferred Stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the financial condition and results of operations of SmartKem, Inc. (“SmartKem” or the “Company”) should be read in conjunction with the unaudited interim condensed consolidated financial statements and notes thereto contained in Item 1 of Part I of this Quarterly Report on Form 10-Q and the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K  for the fiscal year ended December 31, 2022 to provide an understanding of its results of operations, financial condition and cash flows.

All references in this Quarterly Report to “we,” “our,” “us” and the “Company” refer to SmartKem, Inc., and its subsidiaries unless the context indicates otherwise.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity, and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this Quarterly Report on Form 10-Q (this “Report”) that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “10-K”) in Item 1A under “Risk Factors” and the risks detailed from time to time in our future reports filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements include, but are not limited to, statements about:

●	the implementation of our business model and strategic plans for our business, technologies and products;
●	the rate and degree of market acceptance of any of our products or organic semiconductor technology in
●	general, including changes due to the impact of (i) new semiconductor technologies, (ii) the performance of organic semiconductor technology, whether perceived or actual, relative to competing semiconductor materials, and (iii) the performance of our products, whether perceived or actual, compared to competing silicon-based and other products;
●	the timing and success of our, and our customers’, product releases;
●	our ability to develop new products and technologies;
●	our estimates of our expenses, ongoing losses, future revenue and capital requirements, including our our needs for additional financing;

●	our ability to obtain additional funds for our operations and our intended use of any such funds;
●	our ability to remain eligible on an over-the-counter quotation system;
●	our receipt and timing of any royalties, milestone payments or payments for products, under any current or future collaboration, license or other agreements or arrangements;
●	our ability to obtain and maintain intellectual property protection for our technologies and products and our ability to operate our business without infringing the intellectual property rights of others;
●	the strength and marketability of our intellectual property portfolio;
●	our dependence on current and future collaborators for developing, manufacturing or otherwise bringing our products to market;
●	the ability of our third-party supply and manufacturing partners to meet our current and future business needs;
●	our exposure to risks related to international operations;
●	our dependence on third-party fabrication facilities;
●	the impact of the COVID-19 pandemic and any future communicable disease outbreak on our business and operations;
●	our relationships with our executive officers, directors, and significant stockholders;

●	our expectations regarding our classification as a “smaller reporting company,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”) in future periods;
●	our future financial performance;
●	the competitive landscape of our industry;
●	the impact of government regulation and developments relating to us, our competitors, or our industry; and
●	other risks and uncertainties, including those listed under the caption “Risk Factors” in our 10-K.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” in our 10-K and in this Report and elsewhere in this Report.

Any forward-looking statement in this Report reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this Report and the documents that we reference in this Report and have filed with the SEC as exhibits hereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Company Overview

We are seeking to reshape the world of electronics with our disruptive organic thin-film transistors (OTFTs) that have the potential to drive the next generation of displays. Our patented TRUFLEX® semiconductor and dielectric inks, or liquid electronic polymers, are used to make a new type of transistor that could potentially revolutionize the display industry. Our inks enable low temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost displays that outperform existing models. Our electronic polymer platform can be used in a number of display technologies including microLED, miniLED and AMOLED displays for next generation televisions, laptops, augmented reality (AR) and virtual reality (VR) headsets, smartwatches, and smartphones.

We develop our materials at its research and development facility in Manchester, UK, our semiconductor manufacturing processes at the Centre for Process Innovation (CPI) at Sedgefield, UK and retain a field application office in Taiwan. We have an extensive IP portfolio including 125 granted patents across 19 patent families and 40 codified trade secrets.

Since our inception in 2009, we have devoted substantial resources to the research and development of materials and production processes for the manufacture of organic thin film transistors and the enhancement of our intellectual property.

Our loss before income taxes was $2.0 million and $3.7 million for the three months ended June 30, 2023 and 2022, and $4.1 million and $6.5 million for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023, our accumulated deficit was $90.6 million. Substantially all our operating losses have resulted from expenses incurred in connection with research and development activities and from general and administrative costs associated with our operations.

Results of Operations for the three and six months ended June 30, 2023

Three months ended June 30, 2023 compared with three months ended June 30, 2022

Revenue and Cost of revenue

Revenues were $8.0 thousand in the three months ended June 30, 2023, compared with $4.0 thousand in the same period of 2022. Cost of revenue was $6.0 thousand in the three months ended June 30, 2023, compared with $2.0 thousand in the same period of 2022. Both revenues and related cost of revenue for the three months ended June 30, 2023 and 2022 are a result of sales of organic thin-film transistor (OTFT) backplanes and TRUFLEX® materials for customer assessment and development purposes.

Other operating income

Other operating income was $0.2 million in the three months ended June 30, 2023, compared to $0.3 million in the same period of 2022. The primary source of the income is related to a research grant and research and development tax credits.

Operating expenses

Operating expenses were $2.5 million for the three months ended June 30, 2023, compared to $2.7 million in the same period of 2022, a decrease of $0.2 million.

Research and development expenses are incurred for the development of TRUFLEX® inks to make OTFT circuits and consists primarily of payroll and technical development costs. The research and development expenses represent 49.5% and 49.5% of the total operating expenses for the three months ended June 30, 2023 and 2022, respectively. For the three months ended June 30, 2023 research and development expenses remained constant for the quarter for each respective year.

Selling, general and administrative expenses consist primarily of payroll and professional services such as accounting, legal services and investor relations. These expenses represent 52.2% and 50.5% of our total operating expenses for the three months ended June 30, 2023 and 2022, respectively. Selling, general and administrative expenses of $1.3 million for the quarter, decrease by $0.0 million from the prior year period, primarily as a result of decreases in investor relations expenses.

Non-Operating income/(expense)

Issuance costs of $0.2 million allocated to the warrant liability were expensed in full during the three months ended June 30, 2023. The majority of costs were legal, placement and consulting fees specifically related to the private placement transaction.

Gains on foreign currency transactions related to intercompany loans were $0.5 million for the three months ended June 30, 2023 compared to the losses of $1.3 million for the three months ended June 30, 2022. The increase of $1.8 million is related to favorable changes in the exchange rates.

Six months ended June 30, 2023 compared with six months ended June 30, 2022

Revenue and Cost of revenue

Revenues were $24.0 thousand in the six months ended June 30, 2023, compared with $34.0 thousand in the same period of 2022. Cost of revenue was $22.0 thousand in the six months ended June 30, 2023, compared with $25.0 thousand in the same period of 2022. Both revenues and related cost of revenue for the six months ended June 30, 2023 and 2022 are a result of sales of organic thin-film transistor (OTFT) backplanes and TRUFLEX® materials for customer assessment and development purposes.

Other operating income

Other operating income was $0.4 million and $0.6 million the six months ended June 30, 2023 and 2022. The primary source of the income is related to a research grant and research and development tax credits.

Operating expenses

Operating expenses for the six months ended June 30, 2023 were $5.4 million compared to $5.4 million in the same period of 2022.

Research and development expenses are incurred for the development of TRUFLEX® inks to make OTFT circuits and consists primarily of payroll and technical development costs. Research and development expenses were $2.5 million and $2.8 million for the six months ended June 30, 2023 and 2022. The decrease of $0.3 million is primarily due to the reduction of personnel and professional service fee expenses. The research and development expenses represents 47.3% and 51.8% of total operating expenses for the six months ended June 30, 2023 and 2022, respectively.

Selling, general and administrative expenses consist primarily of payroll and professional services such as accounting, legal services and investor relations, These expenses represent 51.4% and 48.2% of our total operating expenses for the six months ended June 30, 2023 and 2022, respectively. Selling, general and administrative expenses were $2.8 million for the six months ended June 30, 2023, as compared to $2.6 million for the six months ended June 30, 2022 an increase $0.1 million of primarily due to the result of increase in personnel expense related to bonus accruals.

Losses on foreign currency transactions related to operating expense were $0.1 million for the six months ended June 30, 2023.

Non-Operating income/(expense)

Issuance costs of $0.2 million allocated to the warrant liability were expensed in full during the six months ended June 30, 2023. The majority of costs were legal, placement and consulting fees specifically related to the private placement transaction.

Gains on foreign currency transactions related to intercompany loans were $1.0 million for the six months ended June 30, 2023 compared to the losses of $1.6 million for the six months ended June 30, 2022. The increase of $2.6 million is related to the favorable changes in the exchange rates.

Liquidity and Capital Resources

To date, we have funded our liquidity and capital requirements primarily with proceeds from the private sale of our equity and debt securities and borrowing against our research and development credits. As of June 30, 2023, our cash and cash equivalents were $13.8 million compared with $4.2 million as of December 31, 2022. The increase of $9.5 million is due to net proceeds of $12.7 million received related to the June 2023 PIPE financing and was offset by cash usage of $3.1 million related to operating activities.

We believe that our existing cash as of June 30, 2023 will be sufficient to fund our operations through for the next twelve months if we continue to spend to our forecast, and that we may require additional capital funding to continue our operations and research and development activity thereafter.

The Company’s capital commitments over the next twelve months include (a) $1.5 million to satisfy accounts payable and accrued expenses and (b) $0.2 million to satisfy the lease liabilities. Additional capital commitments beyond the next twelve months include $0.1 million of lease liabilities.

Critical Accounting Estimates

The Company allocated part of the proceeds of private placement of the Company’s preferred A-1 and A-2 shares to warrant liability issued in connection with the transaction. The valuations of the warrants were determined using option pricing models. These models use inputs such as the underlying price of the shares issued at the measurement date, volatility, risk free interest rate and expected life of the instrument. The Company has classified the warrants as a long-term liability due to certain provisions relating to the holders’ ability to exercise the warrants beyond twelve months of the reporting date and has accounted for them as derivative instruments in accordance with ASC 815, adjusting the fair value at the end of each reporting period.

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim reporting. Other than the accounting for the valuation of warrant liability, during the three and six months ended June 30, 2023, there were no material changes to our critical accounting policies as reported in the 10-K. A description of certain accounting policies that may have a significant impact on amounts reported in the financial statements is disclosed in Note 3 to the audited consolidated financial statements contained in the 10-K.

Warrant Liability

The Company accounts for warrants in accordance with the guidance contained in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging, under which warrants that do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company will classify those warrants as liabilities at their fair value and adjusts the warrants to fair value in respect of each reporting period. The valuation of the warrant liability was determined using an option pricing model. This model uses inputs such as the underlying price of the shares issued at the measurement date, expected volatility, risk free interest rate and expected life of the instrument. Since our common stock was not publicly traded until February 2022 there has been insufficient volatility data available. Accordingly, we have used an expected volatility based on historical common stock volatility of our peers. In addition, the Company used the probability of uplisting as an input in the model to determine the fair value of the warrant liability. The Company will adjust the fair value of the warranty liability at the end of each reporting period.

Issuance Costs

The Company assessed the issuance cost in connection with the issuance of an equity offering. ASC 340-10-S99-1 states that specific incremental costs directly attributable to a proposed or actual offering of equity securities may properly be deferred and charged against the gross proceeds of the offering. Analogizing to that guidance, specific incremental costs directly attributable to the issuance of an equity contract to be classified in equity should generally be recorded as a reduction in equity. However, issuance costs for equity contracts that are classified as a liability should be expensed immediately. The issuance costs are allocated to the equity and liability components of the underlying transaction on a basis of the allocated fair value of the gross proceeds in the overall transactions

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Item 4. Controls and Procedures

Inherent Limitations on Effectiveness of Controls

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well-designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected.

Evaluation of Disclosure Controls and Procedures

The Company’s management, with the participation of its Chief Executive Officer and Chief Financial Officer, performed an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) of the Exchange Act). Based on that evaluation, the Chief Executive Officer and Chief Accounting Officer concluded that our disclosure controls and procedures were not effective as of June 30, 2023, because of the material weaknesses in internal control over financial reporting described below.

Material Weakness in Internal Control Over Financial Reporting

In connection with the preparation of the financial statements for the second quarter of 2023 a material weakness in the Company’s internal control over financial reporting was identified relating to the complex financial reporting and accounting associated with the Company’s June 2023 private placement, a non-cash item. None of the Company’s filed financial statements are impacted. The June 30, 2023 financial statements contained in this Form 10-Q reflect the appropriate accounting for this transaction and no prior financial statements were impacted.

Changes in Internal Controls over Financial Reporting

There was no change in our internal control over financial reporting identified in connection with the evaluation required by Rule 13a-15(d) and 15d-15(d) of the Exchange Act) that occurred during the period covered by this Report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings

None

Item 1A. Risk Factors

In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, “Item 1A. Risk Factors” in the 10-K, which could materially affect our business, financial condition or future results. The risks described in the 10-K may not be the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

Except as set forth below there have been no material changes to the risk factors previously disclosed in the 10-K.

The terms of the June 2023 PIPE contain restrictions on our operations and on our ability to raise additional capital that may have an adverse effect on us.

The terms of the June 2023 PIPE include a number of restrictions on our operations and on our ability to raise additional capital. The Purchase Agreement, among other things, provides that, for a period ending on June 14, 2024, we may not use cash from operating activities (as defined under U.S. generally accepted accounting principles) of more than an average of $2.8 million for any consecutive three-month period (subject to certain exceptions). This provision may cause us to delay certain actions that may benefit our business and may prevent us from pursuing potentially favorable business opportunities, even if a majority of our board of directors believes such actions or opportunities are in the best interest of our company and our stockholders.

Under the terms of the Purchase Agreement, for a period ending on December 15, 2025, in the event that we issue common stock or common stock equivalents in a subsequent financing (as defined in the Purchase Agreement), the significant purchasers (defined in the Purchase Agreement as a purchaser acquiring at least 1,000 shares of Series A-1 Preferred Stock) will have the right to purchase up to 40% of the securities sold in the subsequent financing. This provision may make it more difficult for us to raise additional capital because other investors may want to provide all or a larger portion of the capital provided in the subsequent financing or may be unwilling to co-invest with one or more of the significant purchasers or may be unwilling to commit to provide financing without knowing how much of the subsequent financing will be provided by the significant purchasers.

In addition, during such period, we may not issue common stock or common stock equivalents in a subsequent financing with an effective price per share of common stock that is or may become lower than the then-effective conversion price of the Series A-1 Preferred Stock without the consent of the significant purchasers, which must include AIGH Investment Partners LP and its affiliates for so long as they are holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement. This provision may prevent us from obtaining additional capital on market terms even if a majority of our board of directors believes that the terms of the subsequent financing are in the best interests of our company and our stockholders. This provision may also have the effect of increasing the cost of obtaining additional capital either because the significant purchasers refuse to consent to any such subsequent financing unless provided by them on terms approved by them or because we are required to provide additional consideration to such significant purchasers in exchange for their consent.

In the event that we issue common stock or common stock equivalents in a subsequent financing prior to the time our common stock is listed on a national securities exchange, the Purchase Agreement provides that if a significant purchaser reasonably believes that any of the terms and conditions of the subsequent financing are more favorable to an investor in the subsequent financing than the terms of the June 2023 PIPE, such significant purchaser has the right to require us to amend the terms of the June 2023 PIPE to include such more favorable term for such significant purchaser. This provision may make it more expensive to obtain additional capital prior to an uplisting because it permits any significant purchaser to “cherry pick” the terms of the subsequent financing and to require any term deemed to be more favorable to be included retroactively in the terms of the June 2023 PIPE. This provision also potentially creates uncertainty around the terms of a subsequent financing because the significant purchasers have the right to review terms of a completed subsequent financing before deciding which, if any, of the terms thereof they find more favorable to them.

The Purchase Agreement provides that, until June 14, 2025, a significant purchaser may participate in a subsequent transaction by exchanging some or all of its Series A-1 Preferred Stock having a stated value equal to its subscription amount in the subsequent financing. This provision may adversely affect the amount of capital we raise in a subsequent financing, as it permits a significant purchaser to roll its existing investment into the new financing rather than being required to invest cash. This provision also has the potential to make it more difficult for us to raise additional capital as other investors may want to provide all or a larger portion of the capital provided in the subsequent financing or may require us to raise a minimum amount of new capital or may be unwilling to commit to provide financing without knowing how much of the subsequent financing will be provided by the significant purchasers in cash.

If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate commercialization, our research and product development, or grant rights to develop and market our products that we would otherwise prefer to develop and market ourselves and may have a material adverse effect on our business, financial condition and results of operations.

The Series A-1 Preferred Stock contains certain terms and restrictions that may have a material adverse effect on our business, financial condition and results of operations.

The Series A-1 Preferred Stock provides that if the volume weighted average price of our common stock for the 30-day period ending on December 14, 2024 is less than the then-current conversion price of the Series A-1 Preferred Stock, the Series A-1 Preferred Stock will accrue dividends at an annual rate of 19.99% of the stated value thereof. Those dividends must be paid in cash unless certain equity conditions are met, in which case we may pay such dividends by issuing shares of common stock having a per share value equal to 90% of the volume weighted average price of our common stock for the 10-day period ending on the date of payment. No assurance can be given that we would satisfy the conditions permitting us to pay dividends on the Series A-1 Preferred Stock in shares of common stock. Any cash dividends required to be paid would materially and adversely affect our financial condition. Even if we are able to pay such dividends in shares of common stock, the issuance of such shares would have a dilutive effect on the ownership interests of the holders of our common stock.

Among other things, the Series A-1 Preferred Stock prohibits us from (i) issuing additional shares of preferred stock ranking on a parity as to dividends or upon liquidation, (ii) incurring more than $1,000,000 in new debt, (iii) granting liens and security interests on our assets (subject to certain exceptions), or (iv) repurchasing shares of common stock, common stock equivalents or junior securities (as defined in the certificate of designation) subject to certain exceptions, or paying dividends on junior securities debt, without the vote or consent of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock which must include AIGH Investment Partners LP and its affiliates for so long as they are holding at least $1,500,000 in aggregate stated value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement. These restrictions have the potential to limit our ability to issue shares of preferred stock to raise capital as investors are unlikely to invest in preferred stock which is structurally subordinated to the Series A-1 Preferred Stock or to make the use of preferred stock more expensive as investors are likely to demand premium terms to invest in a series of junior preferred stock. These provisions may also have the effect of increasing the cost of obtaining additional capital either because the holders of the Series A-1 Preferred Stock refuse to consent to the issuance of a parity series of preferred stock unless issued to them on terms approved by them or because we are required to provide additional consideration to such holders in exchange for their consent. The restrictions on our ability to incur debt or grant liens on our assets may prevent us from acquiring equipment or other assets using purchase price financing or leasing even if the acquisition of such equipment or other assets is in the best interests of our stockholders.

The terms and restrictions summarized above may have a material adverse effect on our business, financial condition and results of operations.

The transfer of our technology and manufacturing know-how to a third-party commercial manufacturer may result in unanticipated costs and delays that could have a material and adverse effect our business, financial condition and results of operations.

We do not have the ability to produce our flexible transistors at commercial scale. We have recently engaged a third-party foundry service in Taiwan to assist us in developing a commercial manufacturing process for our products with the ultimate goal of enabling one or more third parties to manufacture our products at commercial scale for customers that do not have their own facilities. While we believe that display products utilizing our proprietary OTFTs can be made using existing commercial processes, we expect that transferring our technology and manufacturing know-how to a third-party manufacturer will be a time-intensive and costly process. We may also be required to adapt our manufacturing processes to enable our display products to be made at commercial scale. Any contract manufacturer will be required to manufacture products to our customers’ specifications. We may be required to expend significant management and financial resources to enable contract manufacturers to meet those specifications. In addition, any contract manufacturer may not be able to manufacture products meeting the required specifications at the cost, in the volume or on the schedule that we expect. As a result, we may be subject to unanticipated costs and delays that could have a material adverse effect on our business, financial condition and results of operations.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not Applicable.

Item 5. Other Information

None.

Item 6. Exhibits

See Exhibit Index.

EXHIBIT INDEX

Exhibit No.	Description

2.1 *

Share Exchange Agreement, dated as of February 23, 2021, among the Registrant, SmartKem Limited and the shareholders of SmartKem Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 24, 2021)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on February 24, 2021)

3.2	Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on February 24, 2021)

3.3

Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 15, 2023)

3.4

Certificate of Designation of Preferences, Rights and Limitations of Series A-2 Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 15, 2023)

4.1	Form of Class A Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 15, 2023)

4.2	Form of Class B Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 15, 2023)

4.3	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 15, 2023)

10.1	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 15, 2023)

10.2	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 15, 2023)

10.3†	License of Office Space, dated May 31, 2023, by and between SmartKem Limited and CPI Innovation Services Limited

31.1†	Certification of Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2†	Certification of Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1††	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2††	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS†	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH†	Inline XBRL Taxonomy Extension Schema Document

101.CAL†	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF†	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB†	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE†	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104†	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

* Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally a copy of any of the omitted schedules and exhibits to the SEC on a confidential basis upon request.

†  Filed herewith.

†† This certification is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section. Such certification will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the registrant specifically incorporates it by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, duly authorized.

Date: August 14, 2023

SMARTKEM, INC.

By:	/s/ Ian Jenks
Name:	Ian Jenks
Title:	Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

By:	/s/ Barbra C. Keck
Name:	Barbra C. Keck
Title:	Chief Financial Officer
(Principal Financial Officer)

Exhibit 10.3

Dated:  May 31, 2023

CPI INNOVATION SERVICES LIMITED

And

SMARTKEM LIMITED

Licence of Office Space

known as F-23 and M-07 at The Neville Hamlin Building,
Thomas Wright Way, NETPark, Sedgefield, TS21 3FG

CPI - Licence to Occupy – April 2018

1 of 23

This Licence is dated	May 31, 2023

Between

CPI INNOVATION SERVICES LIMITED, incorporated and registered in England and Wales with company number 05735040 whose registered office is at The Wilton Centre, Wilton, Redcar, Cleveland TS10 4RF (“Licensor”);

SMARTKEM LIMITED incorporated and registered in [England and Wales] with company number 06652152 whose registered office is at Optic Technium Ffordd William Morgan, St Asaph Business Park, St Asaph, Clwyd LL17 0JD (“Licensee”).

It is agreed as follows: -

1.	Definitions and Interpretation

1.1.	In this licence, unless stated otherwise, the following words and expressions shall have the following meanings: -

“Accommodation Services”means the services set out in Schedule 3;

“Additional Services”                 means the services set out in Schedule 4;

“Act of Insolvency”                    means:

(i)	the taking of any step in connection with any voluntary arrangement or any other compromise or arrangement for the benefit of any creditors of the Licensee;

(ii)	the making of an application for an administration order or the making of an administration order in relation to the Licensee;

(iii)

the giving of any notice of intention to appoint an administrator, or the filing at court of the prescribed documents in connection with the appointment of an administrator, or the appointment of an administrator, in any case in relation to the Licensee;

(iv)	the appointment of a receiver or manager or an administrative receiver in relation to any property or income of the Licensee;

(v)

the commencement of a voluntary winding-up in respect of the Licensee or any guarantor, except a winding-up for the purpose of amalgamation or reconstruction of a solvent company in respect of which a statutory declaration of solvency has been filed with the Registrar of Companies;

(vi)	the making of a petition for a winding-up order or a winding-up order in respect of the Licensee;

CPI - Licence to Occupy – April 2018

2 of 23

(vii)	the striking-off of the Licensee or any guarantor from the Register of Companies or the making of an application for the Licensee to be struck-off;

(viii)	the Licensee or any guarantor otherwise ceasing to exist (but excluding where the Licensee dies); or

(ix)	the making of an application for a bankruptcy order, the presentation of a petition for a bankruptcy order or the making of a bankruptcy order against the Licensee.

(x)

The paragraphs above shall apply in relation to a partnership or limited partnership (as defined in the Partnership Act 1890 and the Limited Partnerships Act 1907 respectively) subject to the modifications referred to in the Insolvent Partnerships Order 1994 (SI 1994/2421) (as amended), and a limited liability partnership (as defined in the Limited Liability Partnerships Act 2000) subject to the modifications referred to in the Limited Liability Partnerships Regulations 2001 (SI 2001/1090) (as amended).

(xi)

Act of Insolvency includes any analogous proceedings or events that may be taken pursuant to the legislation of another jurisdiction in relation to a Licensee incorporated or domiciled in such relevant jurisdiction.

“Centre”

means all that land and buildings known as the “National Printable Electronics Centre” NETPark, Thomas Wright Way, Sedgefield, TS21 3FG or such reduced or extended area as the Licensor may from time to time designate as comprising the Centre;

“Common Parts”

means all such roads, paths, entrance halls, corridors, lifts, staircases, landing and other means of access in or upon the Centre the use of which is necessary for obtaining access to and egress from the Office Space as designated from time to time by the Licensor;

“Competent Authority”	means any statutory undertaker or any statutory public local or other authority or regulatory body or any court of law or government department or any of them or any of their duly authorised officers;

“Designated Hours”

means the hours of [8am – 7.30pm] on Monday to Friday inclusive but excluding Bank Holidays or such other hours as the Licensor in its absolute discretion may determine on 28 days’ notice to the Licensee;

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“Hazardous Substances”

means dangerous, hazardous, toxic or highly flammable substances, materials, effluents or waste pollutants, contaminants or radioactive substances, genetically modified organisms, micro-organisms and any substances whether natural or artificial, solid or liquid, gas or vapour or any mixture thereof which may cause harm to the health of any living organisms or may interfere with the ecological systems of which form part or may cause harm to property or which may result in the pollution of the environment;

“Interior”

means the internal coverings of the walls of the Office Space and the floor and ceiling finishes of the Office Space and the doors and door-frames and the windows and window-frames of the Office Space;

“Landlord”	means The County Council of Durham and Sedgefield Borough Council who is the landlord under the Lease pursuant to which the Licensor occupies the Centre;

“Lease”

means the lease by which the Licensor holds the Centre, which is dated 3 August 2007 and made between (1) The County Council of Durham and Sedgefield Borough Council and (2) Centre for Process Innovation Limited;

“Licence Fee”	means the office accommodation charges set out in Schedule 1;

“Licence Commencement Date”	means the date upon which the Office Space is made available to the Licensee set out in Schedule 1;

“Licence Period”	means the period for which the Licensee is licensed to use the Office Space under Clause 4 and set out in Schedule 1;

“Necessary Consents”

means all planning permissions and all other consents, licences, permissions, certificates, authorisations and approvals whether of a public or private nature which shall be required by any Competent Authority for the Permitted Use;

“Permitted Use”	means office use within Class B1 of the Town and Country Planning (Use Classes) Order 1987 as at the date this licence is granted for use only in connection with the purpose set out in Schedule 1;

“Permitted Users”	means employees of the Licensee who have successfully completed the Licensor’s building induction procedures for the Centre;

“Office Space”

means the office space described in Schedule 1 and shown on the plan attached at Schedule 1 within the Centre which shall include all fixtures and fittings thereon and where relevant such parts of it as the Licensee shall occupy from

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time to time under this licence;

“Service Media”

means all media for the supply or removal of heat, electricity, gas, water, sewage, air-conditioning, energy, telecommunications, data and all other services and utilities and all structures, machinery and equipment ancillary to those media;

“Site Services”	means the Accommodation Services and (where provided) the Additional Services;

“VAT”	means Value Added Tax chargeable under the Value Added Tax Act 1994 or any similar replacement or additional tax.

1.2.	Clause, annex, schedule and paragraph headings shall not affect the interpretation of this licence.

1.3.	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4.	The schedules form part of this licence and shall have effect as if set out in full in the body of this licence and any reference to this licence includes the schedules.

1.5.	A reference to a company shall include any company, corporation or other body corporate, wherever and however, incorporated or established.

1.6.	Words in the singular shall include the plural and vice versa.

1.7.	A reference to one gender shall include a reference to the other genders.

1.8.

A reference to a statute or statutory provision is a reference to it as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it; provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this licence to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9.	A reference to writing or written excludes faxes and e-mail.

1.10.	Any obligation in this licence on a person not to do something includes an obligation not to agree or allow that thing to be done and to prevent such act or thing being done by a third party.

1.11.	References to clauses, annexes and schedules are to the clauses, annexes and schedules of this licence; references to paragraphs are to paragraphs of the relevant schedule.

1.12.	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

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2.	Licence of Office Space

2.1.

Subject to clause 3 and clause 4, the Licensor permits the Licensee, through its Permitted Users only, to use the Office Space on an “as is” basis, without warranties, for the Permitted Use for the Licence Period during the Designated Hours jointly with the Licensor and all others authorised by the Licensor together with the rights referred to in Schedule 2.

2.2.	The Licensee acknowledges that:

2.2.1.	the Licensee shall use the Office Space as a licensee and that no relationship of landlord and tenant is created between the Licensor and the Licensee by this licence; and

2.2.2.

the Licensor retains control, possession and management of the Office Space and the Licensee has no right to exclude the Licensor from the Office Space and shall not have exclusive possession of the Office Space; and

2.2.3.	the licence granted by this licence is personal to the Licensee and is not assignable and the rights given in clause 2 may only be exercised by Permitted Users of the Licensee; and

2.2.4.

without prejudice to its rights under clause 4, the Licensor shall be entitled at any time on giving not less than 14 days’ notice to require the Licensee to transfer to comparable alternative space elsewhere within the Centre and the Licensee shall comply with such requirement bearing the costs of moving to any alternative space.

3.	Licensee’s Obligations

The Licensee agrees and undertakes:

3.1.	To pay to the Licensor:

3.1.1.

the Licence Fee for each room area, as indicated in the schedule appended, occupied by it payable without any deduction in advance on the first day of each month and proportionately for any period of less than a month the first such payment being for the period from the Licence Commencement Date to the end of the month following; and

3.1.2.	such VAT as may be payable on the Licence Fee.

3.2.	To keep the Office Space clean, tidy and clear of rubbish and the Interior in good decorative order and condition.

3.3.	To permit the Licensor, the Landlord and all persons authorised by them to enter the Office Space to:

3.3.1.	inspect its condition, state of repair and decoration; and

3.3.2.	to carry out such works within the Office Space as the Licensor, the Landlord or their insurers consider are reasonably required.

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3.4.

Not to cause or permit to be caused any damage to the Office Space or the Centre or to any property of the owners or occupiers of the Office Space or the Centre and to take out and maintain insurance with a reputable insurer to cover any such damage which may be caused (evidence of which must be provided to the Licensor on request).

3.5.	To notify the Licensor promptly in the event of the Licensee identifying decorative or structural issues in or on, or in the event of damage to, the Office Space or the Centre.

3.6.	To comply with Schedule 7 and the Health and Safety regulations appropriate to the activities carried out including but not limited to:

3.6.1.	complying with the need for the Licensor’s scheduled audits of procedures and protocols to ensure the continued safety of operations; and

3.6.2.

supplying all necessary information regarding activities (risk assessments, material safety data sheets and COSHH documentation) (any such information, if so labelled, will be treated as Confidential as per any agreed contract associated with the use of the facilities)

3.7.	Not to use the Office Space other than for the Permitted Use.

3.8.

Not to make any alteration or addition whatsoever to the Office Space or its Interior or the Centre whether such alterations or additions are of a structural or non- structural nature without the prior written consent of the Licensor (which may be withheld in the Licensor’s absolute discretion).

3.9.

Not to display any advertisement, signboards, nameplate, inscription, flag, banner, placard, poster, signs or notices at the Office Space or elsewhere in the Centre without the prior written consent of the Licensor (which may be withheld in the Licensor’s absolute discretion).

3.10.

Not to do or permit to be done on the Office Space anything which is illegal or which may be or become a nuisance, (whether actionable or not) damage, annoyance, inconvenience or disturbance to the Licensor or any licensees of neighbouring office space, or other occupiers of the Centre or any neighbouring buildings to the Centre.

3.11.

Not to do anything which might cause (directly or indirectly) any Hazardous Substances from the Centre to discharge into any service media or into the environment and in discharging any effluent or any waste to comply with the requirements of all applicable statues or other requirements.

3.12.

Not to do anything which might result in any costs or liabilities as a result of or in connection with the presence in or under the Centre or any adjoining premises of any Hazardous Substances or any controlled waste as defined in the Environmental Protection Act 1990 including any costs and liabilities relating to the cleaning or removal of any substance.

3.13.	Not to obstruct the Common Parts, make them dirty or untidy, leave any rubbish on them or store any goods or other items on them.

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3.14.	Not to commit any breach of planning control or apply for any planning permission in respect of the Office Space or the Centre.

3.15.	Not to assign, sublicense, share (save with the Licensor as herein provided) or hold on trust the Office Space, nor otherwise part with its rights under this licence.

3.16.

Not to do anything that will or might constitute a breach of any Necessary Consents affecting the Office Space or which will or might vitiate in whole or in part any insurance effected by the Licensor in respect of the Office Space or the Centre or which may increase the rate of premium payable for the same or render the premium liable to additional loading and to comply with all recommendations of the insurers thereunder as notified to the Licensee.

3.17.

To comply with all laws and with any recommendations of the relevant suppliers relating to the supply and removal of electricity, gas, water, sewerage, telecommunications data and other services and utilities to or from the Office Space or the Centre.

3.18.	To observe any rules and regulations the Licensor makes and notifies to the Licensee from time to time governing the Licensee’s use of the Office Space and the Common Parts.

3.19.	To leave the Office Space in a clean and tidy condition and to remove the Licensee’s furniture equipment and goods from the Office Space at the end of the Licence Period.

3.20.

That it hereby indemnifies the Licensor in full and keeps the Licensor indemnified in full against, and holds the Licensor harmless from all losses, claims, demands, actions, proceedings, damages, costs, expenses or other liability in any way arising from:

3.20.1.	the Licensee’s use of the Office Space and/or the Licensee’s presence in the Centre during the Licence Period; and/or

3.20.2.	any breach of the Licensee’s undertakings contained in clause 3; and/or

3.20.3.	the exercise of any rights given in clause 2.

3.21.	That it shall not do anything on or in relation to the Office Space or to the Centre that would, or might, cause the Licensor to be in breach of the conditions contained in this licence.

3.22.

That if the Licensee shall fail to pay the Licence Fee or any other payments due under this licence within 7 (seven) days of the due date (whether formally demanded or not), it shall pay to the Licensor interest on the Licence Fee or other payments due at the rate of 4% per annum above the base lending rate of Barclays Bank plc from time to time calculated on a daily basis from the due date until payment.

3.23.	To comply with the requirements of Schedule 6.

3.24.	That, where so requested by the Licensor, it shall procure that all of the Permitted Users shall in a personal capacity sign the Licensor’s standard non-disclosure

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agreement from to time.

3.25.

To inform the Licensor in advance of any visitors the Licensee wishes to bring to the Centre or the Office Space, to host any such visitors at all times while in the Centre or the Office Space and to comply with any further requirements which the Licensor may prescribe with regard to visitors as notified to the Licensee from time to time.

3.26.

To ensure that the appearance of the Office Space (including but not limited to the appearance of furniture, furnishings and other contents) is at all times smart, of professional appearance, and not out of character with the general appearance of adjoining offices, meeting rooms and the Common Parts, and that the Office Space will not be filled with excessive quantities of contents, nor used for storage.

3.27.	To respect the privacy, confidentiality, and not to interfere with the working practices, of other users of the Centre.

4.	Term and Termination

The licence granted by this licence shall commence on the Licence Commencement Date and shall end on the earliest of:

4.1.

the Licensor giving notice to the Licensee at any time of breach of any of the Licensee’s obligations contained in clause 3, which shall, in the absence of a remedy period (at the Licensor’s sole discretion) be effective immediately when served; or

4.2.	on not less than 2 months’ written notice given by the Licensor to the Licensee or by the Licensee to the Licensor; or

4.3.	on an Act of Insolvency; or

4.4.	on the termination or expiry of the Lease; or

4.5.	on the expiry of the Licence Period.

Termination is without prejudice to the rights of either party in connection with any antecedent breach of any obligation subsisting under this licence at or before the date of termination.

5.	Notices

5.1.

Any notice or other communication required to be given under this licence, shall be in writing and shall be delivered personally, or sent by pre-paid recorded delivery first-class post, or by commercial courier, to each party required to receive the notice or communication as set out below:

5.1.1.	to the Licensor at: Centre for Process Innovation Limited, Wilton Centre, Wilton, TS10 4RF and marked for the attention of General Counsel;

5.1.2.	to the Licensee at the Centre and marked for the attention of Mr Ian Jenks, CEO;

5.1.3.	or as otherwise specified by the relevant party by notice in writing to

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each other party.

5.2.	Any notice or other communication shall be deemed to have been duly received:

5.2.1.	if delivered personally, when left at the address and for the contact referred to in this clause; or

5.2.2.	if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the second working day after posting; or

5.2.3.	if delivered by commercial courier, on the date and at the time that the courier’s delivery receipt is signed.

5.3.	A notice or other communication required to be given under this licence shall not be validly given if sent by e-mail.

5.4.	The provisions of this clause shall not apply to the service of any proceedings or other documents in any legal action or where applicable any arbitration or other method of dispute resolution.

6.	Site Services

6.1.	The Accommodation Services to be provided by the Licensor which are included in the Licence Fee are set out in Schedule 3.

6.2.

The Licensor may on reasonable prior written notice suspend, curtail or cancel or extend or add to the Accommodation Services or any of them, provided that any such action is applied without distinction between the Licensee and other occupiers of the Centre, and the Accommodation Services shall then be interpreted for the purposes of this licence as so modified, and the Licensee agrees that in such circumstances it shall have no claim against the Licensor in respect of any loss or inconvenience resulting from such a change to the Accommodation Services.

6.3.

The Licensor may on request from the Licensee, at the Licensor’s sole discretion, provide some or all of the Additional Services set out in Schedule 4 at an additional cost to be specified in a tariff from time to time issued by the Licensor. Where the Licensor does not agree to provide any Additional Services, the Licensor may at its sole discretion grant permission for a third party to carry out such Additional Service for the Licensee, subject always to such conditions, restrictions, permissions and permits to work as the Licensor shall determine in its absolute discretion.

6.4.	The terms of Schedule 5 shall apply to the provision of Site Services.

7.	No Warranties for Use or Condition

7.1.	The Licensor gives no warranty that the Office Space possesses the Necessary Consents for the Permitted Use.

7.2.	The Licensor gives no warranty that the Office Space is physically fit for the purposes specified in Clause 2.

7.3.

The Licensee acknowledges that it does not rely on and shall have no remedies in respect of any representation or warranty that may have been made by or on behalf of the Licensor before the date of this licence as to any of the matters mentioned

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in clause 7.1 or clause 7.2.

7.4.	Nothing in this clause shall limit or exclude any liability for fraud.

8.	Liability for Loss, Damage or Injury

8.1.

Nothing in this licence shall limit the liability of the Licensor for death or personal injury arising from the Licensor’s negligence in such circumstances where the Licensor is not permitted to exclude such liability under the Unfair Contract Terms Act 1977 or any matter in respect of which it would be unlawful for the Licensor to exclude or restrict liability.

8.2.

Subject to clause 8.1, the Licensee shall use the Office Space and the Centre at its own risk, and the Licensor shall not be liable to any person for any loss or damage to any vehicles, goods or property, or for any injury (whether fatal or not) to the Permitted Users and/or and other persons in the Office Space and/or the Centre by the authority (express or implied) of the Licensee, or in any way arising out of the condition and/or use of the Office Space and/or the Centre by such persons, or otherwise howsoever arising, and the Licensee hereby waives any rights and claims against the Licensor that it may otherwise have had in respect of such matters, and hereby indemnifies the Licensor in full and keeps the Licensor indemnified in full against, and holds the Licensor harmless from, all losses, claims, demands, actions, proceedings, damages, costs, expenses or other liability which the Licensor may incur of suffer in respect of such matters.

8.3.	Subject to clause 8.1, the Licensor shall not be liable to the Licensee in connection with this licence for any direct or indirect:

8.3.1.	financial loss;

8.3.2.	loss or profit;

8.3.3.	loss of business;

8.3.4.	loss of opportunity;

8.3.5.	loss of usage;

8.3.6.	loss of goodwill;

8.3.7.	loss of reputation;

8.3.8.	loss of data;

8.3.9.	costs of hiring alternative facilities;

8.3.10.	costs of financing and/or loans; or

8.3.11.	consequential losses and/or special damages.

8.4.

Subject to clause 8.1, the Licensor’s maximum liability in respect of any claim under this licence shall be the total sum actually paid by the Licensee to the Licensor in respect of Licensee Fees and charges for Additional Services under this agreement up to the date of the incident that has given rise to the relevant claim.

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8.5.

To the extent that the provisions of the Unfair Contracts Terms Act 1977 is held by a court or administrative body of competent jurisdiction to apply to any element of this agreement, including but not limited to in respect of the Site Services, in such circumstances if any wording in any provision of this agreement shall be found by such court or administrative body of competent jurisdiction to be invalid or unenforceable, such wording shall be deemed removed from the relevant provision, and the invalidity or unenforceability of such wording shall not affect the remainder of that provision, nor the remainder of this licence, and the remaining wording of such provision and all other provisions not affected by such invalidity or unenforceability shall remain in full force and effect.

9.	Rights Of Third Parties

A person who is not a party to this licence may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

10.	Exclusion of Sections 24-28 of the Landlord and Tenant Act 1954

10.1.

For the avoidance of doubt, and without prejudice to the fact that the terms of this licence comprise a licence, in accordance with the provisions of Section 38A(1) of the Landlord and Tenant Act 1954 (“the Act”) the parties have agreed that the provisions of Sections 24 to 28 inclusive of the Act are excluded in relation to any tenancy that may be created by this licence despite the provisions of clause 2.

10.2.

The Licensor has served on the Licensee a notice in the form, or substantially in the form, set out in Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (“the Order”).

10.3.	The requirements specified in Schedule 2 to the Order have been met in that the Licensee has made appropriate declaration in the form, or substantially in the form, set out in Schedule 2 to the Order.

11.	Force Majeure

11.1.

The Licensor shall not be liable for any delay in performing, or any failure to perform, any of its obligations under this licence if such delay or failure results from events or circumstances outside its reasonable control. Such delay or failure shall not constitute a breach of this licence where notified to the Licensee as soon as reasonably practicable.

12.	Variation and Waiver

12.1.

No purported alteration to, variation of, or waiver of any provision of this licence shall be effective unless it is in writing, refers specifically to this licence and is signed by an authorised representative of each party.

12.2.

No delay or omission on the part of any party to this licence in exercising any right, power or remedy provided by the law generally or under this agreement (nor the partial exercise thereof) shall impair such right, power or remedy or operate as waiver thereof.

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13.Governing Law And Jurisdiction

13.1.	This licence and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the law of England.

13.2.	The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this licence or its subject matter.

14.Counterparts

14.1.

This licence may be entered into in any number of counterparts and by the Parties to it on separate counterparts each of which when so executed and delivered shall be an original but all these counterparts shall together constitute one and the same instrument.

This licence has been entered into on the date stated at the beginning of it.

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Schedule 1 – Office Space

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Schedule 2 - Rights granted to Licensee

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Schedule 3 – Accommodation Services

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Schedule 4 – Additional Services

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Schedule 5 – Terms for Provision of Site Services

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Schedule 6 – General Provisions applying to the Provisions of Site Services

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Schedule 7: Safety Health and Environment Management
for the National Printable Electronics Centre Site Occupiers

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Scott Percy
Signed by

Position	Director of Photonics & Electronics

Signature	/s/ Scott Percy

for and on behalf of CPI Innovation
Services Limited (the Licensor)

Date	May 31, 2023

Barbra Keck
Signed by

Position	Director

Signature	/s/ Barbra Keck

for and on behalf of SmartKem Limited
(the Licensee)

Date	May 31, 2023

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Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Ian Jenks, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of SmartKem, Inc.;
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)

Designed such internal controls over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2023

By:	/s/ Ian Jenks
Name:	Ian Jenks
Title:	Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Barbra C. Keck, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of SmartKem, Inc.;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)	Designed such internal controls over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2023

J.

	By:	/s/ Barbra C. Keck
	Name:	Barbra C. Keck
	Title:	Chief Financial Officer

Exhibit 32.1

Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350,

As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with this Quarterly Report of SmartKem, Inc. (the “Company”) on Form 10-Q for the six months ended June 30, 2023 (the “Report”) as filed with the Securities and Exchange Commission on the date hereof, the undersigned, Ian Jenks, Chief Executive Officer of the Company, hereby certifies, to the knowledge of the undersigned, pursuant to 18 U.S.C. Section 1350, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2023

By:	/s/ Ian Jenks
Name:	Ian Jenks
Title:	Chief Executive Officer

Exhibit 32.2

Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350,

As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with this Quarterly Report of SmartKem, Inc. (the “Company”) on Form 10-Q for the six months ended June 30, 2023 (the “Report”) as filed with the Securities and Exchange Commission on the date hereof, the undersigned, Barbra C. Keck, Chief Financial Officer of the Company, hereby certifies, to the knowledge of the undersigned, pursuant to 18 U.S.C. Section 1350, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2023

J.

	By:	/s/ Barbra C. Keck
	Name:	Barbra C. Keck
	Title:	Chief Financial Officer